Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274000

Prospectus

NextDecade Corporation

24,163,042 shares of Common Stock for Sale by the Selling Stockholders

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus or a supplement hereto of 24,163,042 shares of common stock, par value $0.0001 per share (the “Common Stock”), of NextDecade Corporation (the “Company”). The shares of Common Stock were issued upon the conversion of each of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock (together, the “Convertible Preferred Stock”) in accordance with their terms on July 26, 2023 (the “Conversion Date”). The Convertible Preferred Stock was previously issued in a series of private placement transactions between the Company and the purchasers thereof (the “Private Placements”) and as payment of dividends-in-kind in respect thereof.

The Company previously filed a Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (No. 333-261021) and a Registration Statement on Form S-1 (No. 333-265827) for the resale of 35,379,024 shares of Common Stock with respect to the conversion of the Convertible Preferred Stock. We are registering the offer and sale of an additional 24,163,042 shares of Common Stock to satisfy registration rights we have granted to the selling stockholders under the registration rights agreements.

We have agreed to bear all of the expenses incurred in connection with the registration of the sale of shares of Common Stock covered by this prospectus other than those expenses related to transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of shares of Common Stock pursuant to this prospectus. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders. The shares of Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker-dealers or agents. The selling stockholders will determine at what price they may sell the shares of Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section titled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest. You also should read the documents we have referred you to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” of this prospectus for information about us and our financial statements.

The Common Stock is listed on the Nasdaq Capital Market under the symbol “NEXT.” On August 25, 2023, the last reported sale price of the Common Stock on the Nasdaq Capital Market was $6.04 per share.

Investing in shares of our Common Stock involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus. You should carefully read and consider these risk factors before you invest in shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2023.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of shares of Common Stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or the shares of Common Stock are sold or otherwise disposed of on a later date. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated, and updated prospectuses made available for delivery, to the extent required by the federal securities laws. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making, and the selling stockholders may not make, an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the shares of Common Stock described in this prospectus in one or more offerings.

In addition, a prospectus supplement may also add, update or change the information contained or incorporated in this prospectus. Any prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read and consider all information contained in this prospectus and the related registration statement and exhibits filed with the SEC and any accompanying prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

The Company files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can read the Company’s filings with the SEC, including this prospectus, over the internet at the SEC’s website at http://www.sec.gov.

We also make available free of charge on the Investors section of our website, http://www.next-decade.com, all materials that we file electronically with the SEC, including our Annual Reports on Form 10‑K, Quarterly Reports on Form 10‑Q, Current Reports on Form 8‑K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), unless otherwise indicated therein:

●	Our Annual Report on Form 10‑K for the year ended December 31, 2022 filed with the SEC on March 10, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 11, 2023 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 14, 2023;

●	Our Current Reports on Form 8-K as filed with the SEC on February 3, 2023, June 1, 2023, June 14, 2023, July 12, 2023, July 27, 2023 and August 7, 2023;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2023; and

●

The description of Common Stock included in the Registration Statement on Form 8‑A filed with the SEC on February 9, 2015 (File No. 001‑36842), as amended by the Registration Statement on Form 8‑A/A filed with the SEC on March 18, 2015, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) whether filed after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement or after the date of this prospectus and prior to the termination of the offering of all securities covered hereby. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at http://www.next-decade.com or by writing or calling us at the following address and telephone number:

NextDecade Corporation

Attention: Corporate Secretary

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

(713) 574-1880

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

CAUTIONARY NOTE REGARDING FORWARD‑LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated herein or therein by reference contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations and economic performance, are forward-looking statements. The words “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “seek,” “may,” “might,” “will,” “would,” “could,” “should,” “can have,” “likely,” “continue,” “design” and other words and terms of similar expressions, are intended to identify forward-looking statements.

We have based these forward-looking statements on assumptions and analysis made by us in light of our current expectations, perceptions of historical trends, current conditions and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ from those expressed in our forward-looking statements. Our future financial position and results of operations, as well as any forward-looking statements are subject to change and inherent risks and uncertainties, including those described in the section titled “Risk Factors” herein and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. You should consider our forward-looking statements in light of a number of factors that may cause actual results to vary from our forward-looking statements including, but not limited to:

●

our progress in the development of our liquefied natural gas (“LNG”) liquefaction and export project and any carbon capture and storage projects we may develop (“CCS projects”) and the timing of that progress;

●

the timing and cost of the development, construction and operation of the first three liquefaction trains and related common facilities (“Phase 1”) of the multi-plant integrated natural gas and liquefaction and LNG export terminal facility to be located at the Port of Brownsville in southern Texas (the “Terminal”);

●	the availability and frequency of cash distributions available to us from our joint venture owning Phase 1 of the Terminal;

●	the timing and cost of the development of Trains 4 and 5 at the Terminal;

●	the ability to generate sufficient cash flow to satisfy Rio Grande LNG, LLC's (“Rio Grande”) significant debt service obligations or to refinance such obligations ahead of their maturity;

●	restrictions imposed by Rio Grande's debt agreements that limit flexibility in operating its business;

●	increases in interest rates governing Rio Grande's variable rate indebtedness increasing the cost of servicing Rio Grande's substantial indebtedness;

●	our reliance on third-party contractors to successfully complete the Terminal, the pipeline to supply gas to the Terminal and any CCS projects we develop;

●	our ability to develop our NEXT Carbon Solutions, LLC (“NEXT Carbon Solutions”) business through implementation of our CCS projects;

●	our ability to secure additional debt and equity financing in the future to complete the Terminal and other CCS projects on commercially acceptable terms and to continue as a going concern;

●	the accuracy of estimated costs for the Terminal and CCS projects;

●

our ability to achieve operational characteristics of the Terminal and CCS projects, when completed, including amounts of liquefaction capacities and amount of CO2 captured and stored, and any differences in such operational characteristics from our expectations;

●

the development risks, operational hazards and regulatory approvals applicable to our LNG and carbon capture and storage development, construction and operation activities and those of our third-party contractors and counterparties;

●	technological innovation which may lessen our anticipated competitive advantage or demand for our offerings;

●	the global demand for and price of LNG;

●	the availability of LNG vessels worldwide;

●	changes in legislation and regulations relating to the LNG and carbon capture industries, including environmental laws and regulations that impose significant compliance costs and liabilities;

●	scope of implementation of carbon pricing regimes aimed at reducing greenhouse gas emissions;

●	global development and maturation of emissions reduction credit markets;

●	adverse changes to existing or proposed carbon tax incentive regimes;

●

global pandemics, including the 2019 novel coronavirus (“COVID-19”) pandemic, the Russia-Ukraine conflict, other sources of volatility in the energy markets and their impact on our business and operating results, including any disruptions in our operations or development of the Terminal and the health and safety of our employees, and on our customers, the global economy and the demand for LNG or carbon capture;

●	risks related to doing business in and having counterparties in foreign countries;

●	our ability to maintain the listing of our securities on the Nasdaq Capital Market or another securities exchange or quotation medium;

●	changes adversely affecting the businesses in which we are engaged;

●	management of growth;

●	general economic conditions, including inflation and rising interest rates;

●	our ability to generate cash; and

●	the result of future financing efforts and applications for customary tax incentives.

Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts us, or should the assumptions underlying our forward-looking statements prove incorrect, our actual results may vary materially from those anticipated in our forward-looking statements, and our business, financial condition and results of operations could be materially and adversely affected.

Please read “Risk Factors” contained in this prospectus for a more complete discussion of the risks and uncertainties mentioned above and for a discussion of other risks and uncertainties. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our most recent Annual Report on Form 10-K as well as other filings we have made and will make with the SEC and our public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

The forward-looking statements contained in this prospectus are made as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. You should not rely upon forward-looking statements as predictions of future events. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference into this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus, including all documents incorporated by reference, carefully, especially the “Risk Factors” section beginning on page 6 of this prospectus and incorporated by reference from our Annual Report on Form 10‑K for the year ended December 31, 2022 and any subsequently filed Quarterly Reports on Form 10‑Q, and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision with respect to our securities. Please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Our Company

We were incorporated in Delaware on May 21, 2014, and were formed for the purpose of acquiring, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination, one or more businesses or entities. On July 24, 2017, one of our subsidiaries merged with and into NextDecade LLC, an LNG development company founded in 2010 to develop LNG export projects and associated pipelines. Prior to the merger with NextDecade LLC, we had no operations and our assets consisted of cash proceeds received in connection with our initial public offering.

We believe that natural gas in the form of LNG will play an important role in the energy transition, but its contribution to global greenhouse gas emissions must be reduced to an absolute minimum. Through our subsidiary, Rio Grande LNG, LLC, we are developing the Terminal, and we seek to minimize its associated emissions footprint by developing a CCS project at the Terminal, combined with using responsibly sourced natural gas and our pledge to use net-zero electricity.

We also believe reducing CO2 emissions from industrial facilities around the world is critical to realizing the Paris Agreement’s goal of limiting global warming compared to pre-industrial levels. We believe carbon capture and storage equipment and technology must be extensively implemented to achieve this goal, and through our subsidiary, NEXT Carbon Solutions, we seek to deploy the proprietary carbon capture and storage processes that we have developed at industrial source facilities to reduce CO2 emission levels.

Our management is comprised of a team of industry leaders with extensive experience in the development of major projects. We engage in development and construction activities related to the liquefaction and sale of LNG and the capture and storage of CO2 emissions.  In July 2023, we commenced construction on Phase 1 of the Terminal following a final investment decision (“FID”) and the closing of project financing by Rio Grande, which will own Phase 1 of the Terminal. We have also undertaken and continue to undertake various initiatives to evaluate, design and engineer a CSS project at the Terminal, and other CCS projects that would be hosted at industrial source facilities. Our common stock trades on the Nasdaq Capital Market under the symbol “NEXT.”

Corporate Information

The mailing address of our principal executive office is 1000 Louisiana Street, Suite 3900, Houston, Texas 77002 and our telephone number is (713) 574-1880. We maintain a website at www.next-decade.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus. For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

THE OFFERING

Common Stock offered by the selling stockholders	Up to 24,163,042 shares of Common Stock.
Use of proceeds	We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the selling stockholders.
Risk factors

An investment in shares of Common Stock involves a high degree of risk. Please refer to the sections titled “Risk Factors,” “Cautionary Note Regarding Forward‑Looking Statements” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in shares of Common Stock.

Nasdaq Capital Market symbol	NEXT

RISK FACTORS

An investment in Common Stock involves a high degree of risk. Before you decide to invest in shares of Common Stock, you should consider carefully all of the information in this prospectus and the documents incorporated by reference herein and, in particular, the risks described below and the Risk Factors included in any prospectus supplement or amendment, our Annual Report on Form 10‑K for the year ended December 31, 2022 and any subsequently filed Quarterly Reports on Form 10‑Q and our other filings with the SEC that are incorporated by reference into this prospectus. The risks described in this prospectus or in any document incorporated by reference are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our business, prospects, financial condition and results of operations. In any such case, the trading price of shares of Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

All of the shares of Common Stock covered by this prospectus are being sold by the selling stockholders. See the section titled “Selling Stockholders.” We will bear all of the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus other than those expenses related to transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of shares of Common Stock pursuant to this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of 24,163,042 shares of Common Stock that may be offered and sold from time to time under this prospectus by the selling stockholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares. The shares of Common Stock covered by this prospectus were issued in the Private Placement. In connection with the Private Placement, we entered into the Stock Purchase Agreement, pursuant to which we are obligated to prepare, file and maintain the effectiveness of a registration statement to permit the resale from time to time of certain shares of the Common Stock held by the selling stockholders as permitted by Rule 415 promulgated under the Securities Act. Additionally, we previously entered into registration rights agreements with each of the selling stockholders.  The shares of Common Stock issued in the Private Placement are considered “Registrable Securities” under such registration rights agreements. Other than as disclosed herein and as previously disclosed in our filings with the SEC, we currently have no other agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares of Common Stock held by such selling stockholders.

We have prepared the below table and the related notes as of August 10, 2023 based on publicly available information, information supplied by the Company’s transfer agent and information previously supplied to us by the selling stockholders. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnote to the table below, the selling stockholders and their affiliates identified herein have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them. Because any selling stockholder identified in the table may sell some or all of the shares of Common Stock owned by it which are included in this prospectus, no estimate can be given as to the number of the shares of Common Stock available for resale hereby that will be held by any selling stockholder upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, if applicable, the shares of Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of Common Stock beneficially owned by them that are covered by this prospectus. The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling stockholders is based on 241,428,210 shares of Common Stock outstanding as of August 10, 2023.

	Shares of Common Stock Beneficially Owned Prior to the Offering**			Shares of Common Stock Beneficially Owned After Completion of the Offering**
Selling stockholder:	Number	Percentage	Shares of Common Stock Offered Hereby	Number	Percentage
HGC NEXT INV LLC(1)	23,410,842	9.7%	7,764,869	15,645,973	6.5%
First Series of HDML Fund I LLC(2)	1,538,822	*	417,425	1,121,397	*
HCN LP(2)	6,117,325	2.5%	700,730	5,416,595	2.2%
Bardin Hill Event-Drive Master Fund LP(2)	571,909	*	87,093	484,816	*
OGCI Climate Investments Holdings LLP(3)	5,413,085	2.2%	1,437,654	3,975,431	1.7%
Valinor Capital Partners, L.P.(4)	4,616,596	1.9%	378,321	4,238,275	1.8%
Valinor Capital Partners Offshore Master Fund, L.P.(4)	13,142,013	5.4%	1,082,594	12,059,419	5.0%
York European Distressed Credit Fund II, L.P.(5)	3,796,056	1.6%	382,696	3,413,360	1.4%
York Capital Management, L.P.(5)	6,850,529	2.8%	467,365	6,383,164	2.6%
York Credit Opportunities Fund, L.P.(5)	13,374,732	5.5%	639,301	12,735,431	5.3%
York Credit Opportunities Investment Master Fund, L.P.(5)	14,424,519	6.0%	700,819	13,723,700	5.7%
York Multi-Strategy Master Fund, L.P.(5)	15,030,764	6.2%	668,587	14,362,177	6.0%
York Tactical Energy Fund, L.P.(5)	1,497,964	*	516,101	981,863	*
York Tactical Energy Fund PIV-AN, L.P.(5)	3,000,185	1.2%	1,035,382	1,964,803	*
Blackrock, Inc.(6)	14,102,952	5.8%	5,209,873	8,893,079	3.7%
Avenue Energy Opportunities Fund II, L.P.(7)	7,180,457	3.0%	1,833,292	5,347,165	2.2%
TEP Next Decade, LLC(8)	4,049,495	1.7%	840,940	3,208,555	1.3%

*  Indicates beneficial ownership of less than 1% of the total outstanding Common Stock.

**  “Beneficial ownership” is a term broadly defined by the SEC in Rule 13d‑3 under the Exchange Act and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of August 10, 2023 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(1)   HGC NEXT INV LLC (“HGC”) is a Delaware limited liability company. Hanwha Impact Partners Inc. (“HIP”) is the sole member of HGC. HIP is the sole member of HGC, and Hanwha Impact Global Corporation (“HIG”) is the sole shareholder of HIP. Jaebin Lee is the President of HIG, and each of HIG and Mr. Lee may be deemed to have voting and investment power over the shares held by HGC. Mr. Lee disclaims beneficial ownership of the shares held by HGC. The address of HIG is 86, Cheonggyecheon-ro, Jung-gu, Seoul, South Korea. On February 19, 2022, pursuant to the terms of that certain Purchaser Rights Agreement, dated as of August 23, 2018, by and between the Company and HGC, the Board appointed Seokwon Ha as a Class B director of the Board.

(2)   Bardin Hill Fund GP LLC is the general partner of Bardin Hill Event-Driven Master Fund LP (“Event Driven”) and the investment member of First Series of HDML Fund I LLC (“HDML”). HCN GP LLC is the general partner of HCN LP (“HCN”). Bardin Hill Investment Partners LP (“Bardin Hill Partners”) is the investment manager for each of Event Driven, HCN and HDML. Investment decisions of Bardin Hill Partners are made by one of three individuals, each of whom has individual decision making authority: Jason Dillow, John Greene and Pratik Desai. Jason Dillow is CEO of Bardin Hill Partners. Avinash Kripalani, who serves on the Board, is a Partner at Bardin Hill Partners. Each of Bardin Hill Partners, Bardin Hill Fund GP LLC, HCN GP LLC, Mr. Dillow, Mr. Greene, Mr. Desai and Mr. Kripalani may be deemed to beneficially own the securities held by the applicable fund and each of the foregoing entities and individuals disclaims beneficial ownership of the reported securities, except to the extent of its or his pecuniary interest.

(3)   The registered holder of the referenced shares is OGCI. OGCI Climate Investments LLP, a limited liability partnership organized under the laws of England and Wales (“OGCI Parent”), controls OGCI by ownership of more than 99% of its equity and the ability to direct its management, including investment decisions. Pratima Rangarajan, in her capacity as CEO of OGCI and of OGCI Parent, exercises control over certain of their voting and investment decisions, including with respect to the referenced shares. Accordingly, OGCI Parent and Ms. Rangarajan may each be deemed to have shared voting and investment power over, and OGCI Parent may be deemed to have beneficial ownership (as defined by SEC Rule 13d–3 under the Exchange Act) of, the referenced shares held by OGCI. The address of each of OGCI, OGCI Parent and Ms. Rangarajan is 25 Argyll Street, London W1F 7TS, United Kingdom.

(4)   Valinor Management, L.P. (“Valinor Management”) serves as investment manager to such fund. David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Valinor Associates, LLC (“Valinor Associates”), which serves as general partner to Valinor Capital Partners, L.P. and Valinor Capital Partners Offshore Master Fund, L.P. Each of Valinor Management, Valinor Associates and David Gallo may be deemed to beneficially own the securities held by such fund and each of Valinor Management, Valinor Associates and David Gallo disclaims beneficial ownership of the reported securities, except to the extent of its or his pecuniary interest.

(5)   York Capital Management Global Advisors, LLC (“YCMGA”) is the sole managing member of the general partner of such fund. James G. Dinan is the chairman of, and controls, YCMGA. Each of YCMGA and James G. Dinan has voting and investment power with respect to the shares of Common Stock owned by such fund and may be deemed to be beneficial owners thereof. Each of YCMGA and James G. Dinan disclaims beneficial ownership of such shares of Common Stock except to the extent of their pecuniary interests therein. William Vrattos, a Partner at York Capital Management, L.P., serves on the Board. The address of such fund, James G. Dinan and William Vrattos is 767 Fifth Avenue, 17th Floor, New York, New York 10153.

(6)   The registered holders of the referenced shares to be registered are the following funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc.: ABR PE Investments II, LP, BOPA1, L.P., Coastline Fund, L.P., Fair Lane Investment Partners, L.P., Multi-Alternative Opportunities Fund (A), L.P., Multi-Alternative Opportunities Fund (B), L.P., Investment Partners V (A), LLC and SUNROCK DISCRETIONARY CO-INVESTMENT FUND II, LLC. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, New York 10055. Shares listed in the table as beneficially owned may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

(7)   Avenue Energy Opportunities Partners II, LLC is the general partner of Avenue Energy Opportunities Fund II, L.P. (“Avenue Energy Opportunities Fund II”). GL Energy Opportunities Partners II, LLC is the managing member of Avenue Energy Opportunities Partners II, LLC. Marc Lasry and Sonia Gardner are the managing members of GL Energy Opportunities Partners II, LLC. Avenue Capital Management II, L.P. (“ACMII”) is the investment manager of Avenue Energy Opportunities Fund II. Avenue Capital Management II GenPar, LLC is the general partner of ACMII. Marc Lasry and Sonia Gardner are the managing members of Avenue Capital Management II GenPar, LLC. Each of the foregoing individuals and entities may be deemed to have voting and investment power over the common stock held by Avenue Energy Opportunities Fund II and (other than Avenue Energy Opportunities Fund II) disclaim any beneficial ownership over such common stock. The principal address of the foregoing individuals and entities is 11 West 42nd Street, 9th Floor, New York, New York 10036.

(8)   TEP Next Decade, LLC (“TEP NextDecade”) is a Delaware limited liability company. TEP NextDecade is an affiliate of Transition Equity Partners, LLC (“TEP”) and TEP may be deemed to have voting and investment power over the shares held by TEP NextDecade. Patrick C. Eilers is the managing member of TEP, and accordingly Mr. Eilers may be deemed to have voting and investment power over the shares held by TEP NextDecade. Each of TEP and Mr. Eilers disclaims beneficial ownership of the shares held by TEP NextDecade except to the extent of their pecuniary interests therein. TEP NextDecade’s address is 321 N. Clark Street, Suite 2440, Chicago, IL 60654.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or quotation services or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	underwritten transactions;

●	exchange distributions in accordance with the rules of the applicable exchange and/or secondary distributions;

●	sales in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	sales by broker-dealers who agree with the selling stockholders to sell a specified number of such shares of Common Stock at a stipulated price per share;

●

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	settlement of short sales entered into after the date of this prospectus;

●	through the writing or settlement of options on the shares or other hedging transactions, whether or not the options are listed on an options exchange;

●	through the distribution of the shares of Common Stock by any selling stockholder to its employees, partners (including limited partners), members or stockholders;

●	through delayed delivery requirements;

●	by pledge to secure debts and other obligations;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In addition, the selling stockholders may from time to time sell shares of Common Stock in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling stockholders may be required by the securities laws of certain states to offer and sell the shares of Common Stock only through registered or licensed brokers or dealers.

A selling stockholder that is an entity may elect to make an in-kind distribution of shares of Common Stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of Common Stock may be underwriting discounts and commissions under the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). If any selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements that may be entered into with us and the selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

In connection with sales of shares of Common Stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of shares of Common Stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of Common Stock short and deliver them to close their short positions, or loan or pledge shares of Common Stock to broker-dealers that in turn may sell them. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution, including the names of any underwriters, the purchase price and the proceeds the selling stockholders will receive from the sale of shares of Common Stock, any underwriting discounts and other items constituting underwriters’ compensation (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering), any public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any other information we believe to be material.

The aggregate proceeds to any selling stockholder from the sale of shares of Common Stock offered by it will be the purchase price of the Common Stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling stockholders.

There can be no assurances that the selling stockholders will sell any or all of the shares of Common Stock offered under this prospectus.

DESCRIPTION OF COMMON STOCK TO BE REGISTERED

The following is a summary of our Common Stock and provisions of our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws, as amended (the “Bylaws”), and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and the Bylaws. The Certificate of Incorporation and the Bylaws are incorporated by reference and filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Authorized and Outstanding Shares of Common Stock

The Certificate of Incorporation authorizes the issuance of 480,000,000 shares of Common Stock. As of August 10, 2023, there were 241,428,210 shares of Common Stock outstanding held by approximately 68 holders of record. The number of record holders is based upon the actual number of holders registered at such date and does not include holders of shares in “street name” or persons, partnerships, associated, corporations or entities in security position listings maintained by depositories.

Voting Power

Except as otherwise required by law or as otherwise provided in the certificate of designations for any outstanding series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our shares of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of our Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding‑up of the Company, the holders of our Common Stock are entitled to receive their ratable and proportionate share of the remaining assets of the Company, after the rights of the holders of any outstanding series of preferred stock have been satisfied.

Election of Directors

The Board is currently divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year and each class serving a three‑year term. There is no cumulative voting with respect to the election of directors.

Dividends

We have not paid any cash dividends on shares of our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of the Board.

Certain Anti‑Takeover Provisions of Delaware Law

Staggered Board of Directors

The Certificate of Incorporation provides that the Board will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more annual meetings.

Special Meeting of Stockholders; Action by Written Consent

The Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board. Additionally, the Certificate of Incorporation and Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given or made to stockholders, a stockholder’s notice shall be timely if received at the Company’s principal executive offices no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholders meeting. These provisions may preclude Company stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

The Company’s authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval, subject to any limitations imposed by the Nasdaq Listing Rules. Such additional shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Company’s name, actions against directors, officers and employees for breach of fiduciary duty and other certain actions be brought only in the Court of Chancery in the State of Delaware. Although Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers. However, the exclusive forum provision in the Certificate of Incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or the Securities Act or any claim with respect to which the federal courts have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, NY 10004‑1561.

Securities Exchange

The Common Stock is traded on the Nasdaq Capital Market under the symbol “NEXT.”

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered on this registration statement were passed upon for us by our counsel, Latham & Watkins LLP, Houston, Texas. Any underwriters will be represented by their own legal counsel.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

NextDecade Corporation
24,163,042 Shares of Common Stock

PROSPECTUS